Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the foregoing statement on Schedule 13D is filed on behalf of each of the undersigned, and any amendments thereto executed by the undersigned shall be filed on behalf of each of the undersigned without the necessity of filing any additional joint filing agreement. The undersigned acknowledge that each is responsible for the timely filing of such statement on Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness or accuracy of the information concerning the others of the undersigned, except to the extent that he or it knows or has reason to believe that such information is inaccurate or incomplete. This Joint Filing Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

Dated: December 29, 2023	COOPERATIEVE GILDE HEALTHCARE IV U.A.

	By:	GILDE HEALTHCARE IV MANAGEMENT BV
	Its:	Manager

	By:	/s/ Edwin de Graaf
	Name:	Edwin de Graaf
	Title:	Managing Director

GILDE HEALTHCARE IV MANAGEMENT BV

	By:	/s/ Edwin de Graaf
	Name:	Edwin de Graaf
	Title:	Managing Director

GILDE HEALTHCARE HOLDING BV

	By:	/s/ Edwin de Graaf
	Name:	Edwin de Graaf
	Title:	Managing Director

MANAPOURI B.V.

	By:	/s/ Edwin de Graaf
	Name:	Edwin de Graaf
	Title:	Managing Partner

MARTEMANSHURK B.V.

	By:	/s/ Pieter van der Meer
	Name:	Pieter van der Meer
	Title:	Managing Partner

Annex A

60 Day Trading History

The following transactions were effected by Cooperatieve Gilde Healthcare IV U.A. in Common Stock during the past 60 days:

Trade Date	Amount Sold	Weighted Average Price Per Share
12/21/2023	18,386	$25.213
12/22/2023	7,423	$25.171
12/26/2023	124,191	$29.362
12/27/2023	35,000	$30.594
12/28/2023	47,722	$32.221